Exhibit 99.1

INVESTOR CONTACTS:	MEDIA CONTACT:
MacKenzie Partners, Inc.	Kathy Nugent
Amy Bilbija 650-798-5206	Burns McClellan
Bob Marese 212-929-5500	(212) 213-0006
knugent@burnsmc.com
CYPRESS BIOSCIENCE ANNOUNCES AGREEMENT TO DISCONTINUE
CO-PROMOTION OF SAVELLA® WITH FOREST LABORATORIES
Withdrawal from Commercial Market will Result in Annual Savings of $10 Million
SAN DIEGO, CALIFORNIA, August 4, 2010 — Cypress Bioscience, Inc. (NASDAQ:CYPB), a pharmaceutical company engaged in the development of innovative drugs to treat central nervous system disorders, today announced that it is discontinuing its rights under its agreement with Forest Laboratories to co-promote Savella®, its drug for fibromyalgia. Forest has agreed to pay Cypress a one-time payment of $2.0 million to help facilitate with this transition. Cypress will retain all other rights under its agreement with Forest including its royalty on Savella sales and may pursue the opportunity to re-activate the co-promotion right through discussions with Forest in the future. Forest will maintain promotional levels behind Savella.
In an effort to further reduce its cost structure, Cypress will also either discontinue or sell its personalized medicine services business by the end of Q3’2010. Cypress estimates that these actions will decrease its operating costs by approximately $10 million on an annualized basis. Operating results for the remainder of 2010 will be adversely affected by charges related to severance payments and termination of contractual obligations, which the company currently estimates will be approximately $3.5 million and up to approximately $1.0 million in impairment charges.
Additionally, Cypress will be decreasing its workforce by approximately 86% affecting 123 of its employees. Concurrent with this announcement, all affected employees will receive appropriate notice of the lay off to be effective October 6, 2010.
“While this type of action is very difficult, the board of directors and the management team believe it is in the best interest of CYPB shareholders that we preserve cash resources while focusing on our strongest opportunities for success,” said Jay D Kranzler, MD, PhD, Chairman and Chief Executive Officer of Cypress Bioscience. “Our withdrawal from the commercial market has been contemplated for some time now and is part of our renewed strategic focus on CNS drug development.”
Physician orders for the company’s Avise SM personalized medicine services will continue to be performed; however, active marketing of these products will be discontinued with the elimination of sales operations. The company is actively engaged in efforts to secure a buyer for its personalized medicine services business.
About Cypress Bioscience
Cypress Bioscience is a pharmaceutical company dedicated to the development of innovative drugs targeting large unmet medical needs for patients suffering from a variety of disorders of the central nervous system. Since 1999, Cypress has received multiple FDA approvals, including Prosorba™, a medical device for rheumatoid arthritis, and Savella® (milnacipran HCl), for fibromyalgia. The Company focuses on generating shareholder value by reaching clinical development milestones as quickly and efficiently as possible. Development-stage assets include BL-1020 for cognitive impairment in schizophrenia, as well as AVISE-SLESM, a lupus diagnostic testing service. More information on Cypress and its products and development assets is available at http://www.cypressbio.com/.
Forward-Looking Statements
This press release, as well as Cypress’ SEC filings and website at http://www.cypressbio.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements with respect to the effectiveness of the company’s ability to preserve cash resources and obtain a buyer for its commercial personalized medicine services business, and the possibility of re-activating the co-promotion right with Forest Laboratories. Actual results could vary depending a number of factors including Cypress’s need to spend cash reserves on drug development or other matters, risks involved in selling a business, and other risks and uncertainties described in Cypress’ most recent Annual Report on Form 10-K, most recent Quarterly Report on Form 10-Q and any subsequent SEC filings. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “potential,” “expects,” “plans,” “anticipates,” “intends,” or the negative of those words or other comparable words to be uncertain and forward-looking. The statements in this press release speak only as the date hereof, and Cypress undertakes any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
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